Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (333-239661), Form S-3 (333-255751), and Form S-8 (333-213610; 333-255379) of the report dated March 24, 2022 included in this Annual Report on Form 10-K of Panbela Therapeutics, Inc. and Subsidiary (the “Company”), relating to the consolidated financial statements of the Company for the years ended December 31, 2021 and 2020 (collectively referred to as, “Audit Report on the 2021 Form 10-K”) and to the reference of our firm under the caption “Experts” in the Registration Statement on Form S-1 (333-239661) and related prospectus of the Company and inclusion therein of the Audit Report on the 2021 Form 10-K filed March 24, 2022 with the Securities Exchange Commission.

/s/ Cherry Bekaert

Tampa, Florida

March 24, 2022